EXHIBIT 99.1


PRESS RELEASE

SAVVIS CONTINUES TO EXECUTE ITS PLAN AS BRIDGE RESPONDS TO FILING BY ONE OF ITS CREDITORS

HERNDON, VA--(BUSINESS WIRE)--Feb. 2, 2001--SAVVIS Communications Corporation (NASDAQ: SVVS), a premier global network service provider, announced today that Bridge Information Systems Inc. (BRIDGE(R)) informed SAVVIS that an involuntary petition under the United States Bankruptcy Code was filed by Highland Capital in respect to BRIDGE in the United States Bankruptcy Court in St. Louis. Highland Capital represents 8% of the senior debt of BRIDGE. BRIDGE owns 46% of SAVVIS' outstanding common stock and represented approximately 80% of SAVVIS' revenue for the nine months ended September 30, 2000.

BRIDGE said that it is currently evaluating its options, which may include either seeking a dismissal of the involuntary filing or converting the filing to a voluntary bankruptcy case, while it continues to pursue a recapitalization and debt restructuring plan that it has been discussing with its largest shareholder, Welsh, Carson, Anderson & Stowe, and certain of its creditor groups. Under the involuntary proceeding, BRIDGE(R) is permitted to operate its business in the ordinary course, unless the Court orders otherwise.

BRIDGE stated that it intends to continue to pay employees' pre-petition and post-petition wages, salaries and benefits without interruption, and to fulfill obligations to clients throughout the reorganization.

Rob McCormick, chairman and chief executive officer of SAVVIS said, "BRIDGE has said that it will continue to deliver its services to its customers, which currently number over 4700 financial institutions worldwide. Since most of BRIDGE's market data is delivered across the SAVVIS network, we expect BRIDGE to continue to fulfill its obligations to SAVVIS as we continue to provide best-in-class network service to BRIDGE."

In a related press release, Welsh, Carson, Anderson & Stowe ("WCAS"), a 16% investor in SAVVIS and a major investor in BRIDGE, stated that "BRIDGE, its creditors and WCAS had been negotiating a restructuring of the Company's debt for several weeks. The restructuring would have included a cash infusion of up to $150 million into the company by WCAS, a restructuring of the senior debt, and full payment of all trade creditors." A WCAS spokesman further stated, "We believe that the proposal had the support of a substantial majority of the lender group and that the restructuring would have resulted in a significantly stronger BRIDGE. We

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believe  that BRIDGE is a  fundamentally  sound  company  with a strong  service offering. It is truly unfortunate that the unilateral action of a single creditor, representing less than 8% of the senior debt, has disrupted this process."

BRIDGE said that it has retained PricewaterhouseCoopers to assist its management in identifying and evaluating alternative strategies regarding a financial restructuring. BRIDGE also said that it has taken significant steps to improve operations over the last several months.

On October 27, 2000, SAVVIS announced that it had been advised by BRIDGE that BRIDGE had notified its lenders that it had failed to satisfy the minimum EBITDA requirement of its bank credit agreement for the third quarter of 2000. SAVVIS also announced at that time that BRIDGE had informed its lenders that it was in discussions with its shareholders regarding an equity investment in BRIDGE and intended to negotiate a concurrent revision of their credit agreement to restore the company to contract compliance.

About BRIDGE

BRIDGE, together with its principal operating units, Bridge Information Systems, Telerate(R), Inc., eBRIDGE(SM), Bridge Trading, and BridgeNews(SM), is the largest provider of financial information and related services in North America and one of the fastest growing in the world.

BRIDGE information products include a wide range of workstations, market data feeds and web-browser-based applications, combined with comprehensive market data, in-depth news, powerful analytic tools and trading room integration systems. BridgeNews leverages a network of 600 BRIDGE journalists in more than 100 locations that break news that affect securities markets globally. BRIDGE is the co-producer of the Nightly Business Report and is a leading provider of financial news and information to media companies worldwide.

BRIDGE, with 5000 employees worldwide, and over a quarter of a million users in over 65 countries, is headquartered in New York City with the BRIDGE Trading and Technology center in St. Louis, and major regional centers in Europe, the Middle East, Africa, and the Pacific Rim. For more information visit the BRIDGE web site at http://www.bridge.com.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS - news) is the premier service provider of Intelligent IP solutions, and the first to deliver Internet economics to private IP networks. As a result, the benefits of high-end private networks are now accessible to small and medium-sized businesses, while the Fortune 1000 can be
more  nimble  in  the  execution  of  their   e-commerce   strategies.   SAVVIS'
state-of-the-art global IP platform provides a full range of customer-specified Internet, intranet and extranet networks, combining the flexibility and fast time-to-market of the Internet, with the
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QoS, security and reliability of Private IP networks.  The company also provides managed  hosting  and  colocation  services.

SAVVIS is rated #1 in network performance by Keynote Systems, Inc., an independent Internet auditor, as reported in Boardwatch Magazine. Since 1997, SAVVIS has consistently ranked at or near the top of the Boardwatch/Keynote tests.

For more information about SAVVIS and its Intelligent IP networking, visit: http://www.savvis.net


Contact:
     SAVVIS
     David Frear
     EVP and CFO
     703-234-8120
     or
     Mary Conger
     Director, Investor Relations
     703-234-8135